Exhibit 99    -  First Commonwealth Financial Corporation  - President and CEO's Letter to Shareholders mailed
                      May 18, 2006

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724 -349 -7220 Phone
724 -349 -6427 Fax
Joseph E. O'Dell
President and Chief Executive Officer		www.fcbanking.com

May 9, 2006

Dear Shareholder:

First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $12.9 million for the first quarter of 2006 compared to net income of $15.2 million for the first quarter of 2005. Basic and diluted earnings per share were $0.19 compared to $0.22 for the comparable period of 2005. Return on equity was 9.95% and return on assets was 0.88% for the first quarter of 2006 compared to 11.48% and 1.00% respectively for the 2005 period. The decline in net income was primarily the result of a decrease in net interest income.

Due to the relatively flat yield curve the Company has limited the amount reinvested in investment securities that have matured or have been paid down resulting in a decrease of 4.0% or $227.8 million in average interest earning assets. Average total loans and average total deposits increased 3.1% and 2.8% respectively in the first three months of 2006 when compared to first quarter of 2005. The net interest margin increased 11 basis points in the first quarter of 2006 compared to the 3.2% net interest margin reported in the fourth quarter of 2005.

The Corporation experienced a number of significant events during the first quarter of 2006. In January the Board of Directors elected David S. Dahlmann as Chairman of the Board replacing E. James Trimarchi following his retirement in December 2005.  Mr. Dahlmann will serve as a non -executive Chairman and will continue his role as Lead Director. Additionally, the Board named Julia E. Trimarchi Cuccaro, Esq. to the Board to fill the unexpired term of her father.

During the first quarter, First Commonwealth Bank continued its community office expansion into higher growth markets as it began construction on two new offices in the Pittsburgh area market. The Bank also formed First Commonwealth Home Mortgage, LLC as a joint venture with Wells Fargo Venture, LLC to expand the array of home financing products available to their clients.

The Corporation received the annual Excellence in Corporate Governance Award from Bank Director magazine. This award is presented to the Board that has best instituted and practices corporate governance in a superlative manner.

At the end of the first quarter First Commonwealth was added to the S&P 600 small cap index. This action resulted in a number of new institutional shareholders. The trading volume in our common stock increased substantially, albeit temporarily, as various funds rebalanced their portfolios.

Subsequent to the end of the first quarter there were several significant announcements.  At the First Commonwealth Annual Meeting held in April, the slate of four directors were reelected to new three year terms. Also announced in April was the acquisition of Laurel Capital Group, Inc.  Laurel Capital Group, Inc., headquartered in Allison Park, Pennsylvania, is the holding company of Laurel Savings Bank with total assets of $310 million, deposits of $255 million, loans of $214 million and equity of $28 million as of December 31, 2005.  Laurel Savings Bank has eight full service offices, including seven in Allegheny County and one in Butler County. These offices fit perfectly into our community office optimization plan and the acquisition should be completed in the third quarter of 2006.

The saddest occurrence in the first quarter was the loss of First Commonwealth Board member Alan R. Fairman. Alan passed away in March and is greatly missed by his family, friends and associates.  Alan was a dedicated and effective Board member.  He was a successful business person, but more importantly, he was an outstanding person. The entire First Commonwealth family will miss his leadership and friendship.

As always, I would like to thank all the employees of First Commonwealth for their dedication and efforts, and the shareholders for their continued confidence and support.

Sincerely,

/s/JOSEPH E. O'DELL

The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended March 31, 2006.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10 -K for the year ended December 31, 2005, and its quarterly report on Form 10 -Q for the quarter ended March 31, 2006, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.com or from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	For the Quarter Ended
	March 31,
	2006	2005

Interest income	$79,781	$75,637
Interest expense	38,334	30,705

Net interest income	41,447	44,932
Provision for credit losses	908	1,744

Net interest income after provision for credit losses	40,539	43,188
Net securities gains	63	485
Trust income	1,394	1,325
Service charges on deposits	3,869	3,540
Insurance commissions	719	840
Income from bank owned life insurance	1,375	1,321
Merchant discount income	-0 -	839
Card related interchange income	1,298	1,087
Other income	1,578	2,003

Total other income	10,296	11,440

Salaries and employee benefits	19,357	18,298
Net occupancy expense	3,402	2,992
Furniture and equipment expense	2,767	2,870
Data processing expense	795	939
Pennsylvania shares tax expense	1,350	1,266
Intangible amortization	565	565
Other operating expense	7,357	8,463

Total other expenses	35,593	35,393

Income before income taxes	15,242	19,235
Applicable income taxes	2,304	4,016

Net income	$12,938	$15,219

Average shares outstanding	69,469,709	69,346,722
Average shares outstanding assuming dilution	69,918,151	70,024,400

Per Share Data:
Basic earnings per share	$0.19	$0.22
Diluted earnings per share	$0.19	$0.22
Cash dividends per share	$0.170	$0.165

	March 31,	December 31,
	2006	2005

Assets
Cash and due from banks on demand	$84,627	$84,555
Interest -bearing bank deposits	391	473
Federal funds sold	-0 -	1,575
Securities available for sale, at market	1,737,899	1,851,986
Securities held to maturity, at amortized cost
(Market value $86,986 in 2006 and $89,804 in 2005)	85,673	87,757

Loans held for sale	553	1,276

Loans:
Portfolio loans	3,651,632	3,623,102
Unearned income	(98)	(119)
Allowance for credit losses	(38,017)	(39,492)

Net loans	3,613,517	3,583,491

Premises and equipment	61,230	60,860
Other real estate owned	1,499	1,655
Goodwill	122,702	122,702
Amortizing intangibles, net	14,686	15,251
Other assets	221,733	214,739

Total assets	$5,944,510	$6,026,320

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)
	March 31,	December 31,
	2006	2005

Liabilities
Deposits (all domestic):
Noninterest -bearing	$499,161	$491,644
Interest -bearing	3,496,577	3,504,908

Total deposits	3,995,738	3,996,552

Short -term borrowings	601,426	665,665
Other liabilities	37,952	43,314

Subordinated debentures	108,250	108,250
Other long -term debt	685,395	691,494

Total long -term debt	793,645	799,744

Total liabilities	5,428,761	5,505,275

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid -in capital	173,369	173,967
Retained earnings	319,523	318,569
Accumulated other comprehensive income (loss)	(17,349)	(9,655)
Treasury stock	(18,672)	(20,214)
Unearned ESOP shares	(13,100)	(13,600)

Total shareholders' equity	515,749	521,045

Total liabilities and shareholders' equity	$5,944,510	$6,026,320

Shares issued	71,978,568	71,978,568
Shares outstanding	70,500,069	70,377,916
Treasury shares	1,478,499	1,600,652
Book value per share	$7.32	$7.40
Market value per share	$14.66	$12.93

Asset Quality Data At March 31,
	2006	2005

Loans on nonaccrual basis	$14,599	$11,200
Past due loans	14,305	16,846
Renegotiated loans	170	182

Total nonperforming loans	$29,074	$28,228
Loans outstanding at end of period (a)	$3,652,087	$3,554,441
Average loans outstanding(year -to -date) (a)	$3,650,953	$3,542,655
Allowance for credit losses	$38,017	$40,794
Nonperforming loans as percent of total loans	0.80%	0.79%
Net charge -offs (year -to -date)	$2,383	$2,013
Net charge -offs as percent of average loans (annualized)	0.26%	0.23%
Allowance for credit losses as percent of average loans
Outstanding	1.04%	1.15%
Allowance for credit losses as percent of nonperforming loans	130.76%	144.52%
Other real estate owned	$1,499	$1,463
(a) Includes loans held for sale

Profitability Ratios
	For the Quarter Ended
	March 31,
	2006	2005

Return on average assets	0.88%	1.00%
Return on average equity	9.95%	11.48%
Efficiency ratio (FTE) (a)	64.35%	59.35%
Fully tax equivalent adjustment	$3,570	$3,267

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.  Total revenue consists of
      "net interest income", on a fully tax -equivalent basis," plus "total other income."

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701 -0400
Indiana PA 15701
Telephone: 724 -349 -7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in shareholder account registration, replacing lost stock certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).   The Bank of New York's website also provides information regarding online Individual Account Access.  If shares are held through a brokerage firm (street name accounts), please contact the broker if there are questions regarding an account.

THE BANK OF NEW YORK	Investor Services Department	Toll Free: 1-800-524-4458
	P.O. Box 11258	Website: www.stockbny.com
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on shareholder accounts directly held with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  A copy of the plan prospectus and enrollment form may also be downloaded through The Bank of New York's website, www.stockbny.com (under "Company Facts & Forms", click on "Company List", then "First Commonwealth"); and copies may also be requested from The Bank of New York by phone or mail.

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward -looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward -looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation